                                                                    Exhibit 4.5


                             SHAREHOLDERS AGREEMENT

                                  BY AND AMONG

                                 SOFTBANK CORP.

                            SOFTBANK E-COMMERCE CORP.

                                   ARIBA, INC.

                                       AND

                                NIHON ARIBA K.K.

                                OCTOBER 19, 2000

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                                TABLE OF CONTENTS


                                                                        Page No.

1.  Definitions................................................................1

2.  The Company................................................................5

3.  Operation of the Company...................................................5

4.  Board......................................................................5

5.  Representative Director; Key Officers......................................6

6.  Statutory Auditors.........................................................7

7.  Shareholders' Meetings.....................................................7

8.  Financial Statements and Accounting Records................................7

9.  Right Of Inspection........................................................7

10. Softbank Rights............................................................7

11. Company Interests..........................................................8

12. Annual Business Plan.......................................................8

13. Transfer Restrictions......................................................8

14. Market Stand-Off" Agreement...............................................10

15. Exclusivity...............................................................10

16. Co-Sale Rights............................................................11

17. Additional Capital........................................................12

18. Right of First Offer......................................................12

19. IPO Commitment............................................................14

20. Certain Breaches..........................................................14

21. Modification of Transaction Agreements....................................14

22. Representations and Warranties of SOFTBANK and SOFTBANK Parent............15

23. Representations and Warranties of Ariba...................................17

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

24.  Term and Termination.....................................................18
           24.1  Term.........................................................18
           24.2  Termination..................................................18
           24.3  Continuing Liability.........................................19

25.  Incidental and Consequential Damages.....................................19

26.  Miscellaneous............................................................19
           26.1  Governing Law; Dispute Resolution............................19
           26.2  Notices and Other Communications.............................20
           26.3  Language.....................................................21
           26.4  Severability.................................................21
           26.5  References; Subject Headings.................................22
           26.6  Further Assurances...........................................22
           26.7  Expenses.....................................................22
           26.8  No Waiver....................................................22
           26.9  Entire Agreement; Amendments.................................22
           26.10 Assignment...................................................22
           26.11 No Agency....................................................23
           26.12 No Beneficiaries.............................................23
           26.13 Counterparts.................................................23

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

         This Shareholders Agreement (this "AGREEMENT") is made as of October 19, 2000, by and among Nihon Ariba K.K., a Japanese corporation (the "COMPANY"), Ariba, Inc., a Delaware corporation ("ARIBA"), SOFTBANK Corp., a Japanese corporation ("SOFTBANK PARENT"), and SOFTBANK E-Commerce Corp., a Japanese corporation and direct wholly owned subsidiary of SOFTBANK Parent ("SOFTBANK"). The Company, Ariba, SOFTBANK Parent and SOFTBANK are hereunder also referred to collectively as the "PARTIES" and individually as a "PARTY".

                                    RECITALS

         A. Ariba is a leading provider of electronic commerce products and services.

         B. Ariba has formed the Company to provide electronic commerce products and services generally provided by Ariba to Persons whose primary place of business is located in Japan.

         C. SOFTBANK Parent and SOFTBANK are leading providers of information and distribution services in Japan and worldwide as infrastructure for the digital information industry.

         D. SOFTBANK Parent and SOFTBANK wish to invest in and form a strategic relationship with the Company.

         NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                                    AGREEMENT

         1.       DEFINITIONS.

                  1.1 "[*]" shall mean a Person, of which securities representing at least [*] of the ordinary voting power is or, in the case of a partnership, at least [*] of the general partnership interests are, directly or indirectly owned, controlled or held by the Party on such date.

                  1.2 "[*]" shall mean a Person that directly or indirectly owns, controls, or holds securities representing at least [*] of the ordinary voting power or, in the case of a partnership, at least [*] of the general partnership interests of the Party on such date.

                  1.3 "AFFILIATE" of a Person means any Person that is controlled by, controls, or is under common control with the first Person, in each case for so long as such control continues; PROVIDED, HOWEVER, that Affiliates of any Person shall include Persons in which the first Person owns, directly or indirectly, shares representing at least [*] of the voting power represented by such Affiliates' outstanding shares, regardless of whether such control actually exists. For purposes of this definition, "CONTROL" shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies of a


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

                  1.4 "ANNUAL BUSINESS PLAN" means the Company's annual business plan, as approved by the Board each year for the Company's next succeeding year including, among other things, (i) a budget for the upcoming fiscal year for anticipated revenues and expenses of the Company, (ii) an expenditure budget, (iii) a cash-flow forecast and (iv) the [*].

                  1.5 "ARIBA" is defined in the preambles of this Agreement.

                  1.6 "ARIBA COMPANY INTEREST" means the Company Interest of Ariba.

                  1.7 "ARIBA INVESTOR" means Ariba and each Person that is an Affiliate of Ariba to whom Securities owned by Ariba at the close of business on the Effective Date and subsequently acquired by Ariba pursuant to
Section 11 or 18 of this Agreement have been Transferred pursuant to this Agreement.

                  1.8 "ARIBA NON-DISCLOSURE AGREEMENT" means the Non-Disclosure Agreement by and between Ariba, SOFTBANK Parent and SOFTBANK dated October 19, 2000.

                  1.9 "ARTICLES" means the articles of incorporation of the Company in the form of attached EXHIBIT 2.1 to the Stock Purchase Agreement, as the same may be amended from time to time in accordance with this Agreement and the Commercial Code.

                  1.10 "BOARD" means the board of directors of the Company.

                  1.11 "BUSINESS" generally means [*] and (iii) any business ancillary thereto.

                  1.12 "BUSINESS DAY" means a day on which commercial banks in the United States and Japan are generally open to conduct their regular banking business.

                  1.13 "COMPANY" is defined in the preambles of this Agreement.

                  1.14 "CHIEF EXECUTIVE OFFICER" means the Chief Executive Officer of the Company.

                  1.15     "CO-SALE SHAREHOLDER" is defined in Section 16(a).

                  1.16 "COMMERCIAL CODE" means the Commercial Code of Japan, as amended and in effect from time to time.

                  1.17     "COMMITTEE" is defined in Section 18(b).


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                  1.18 "COMMON STOCK" means common stock of the Company as authorized by the Articles.

                  1.19 "COMPANY INTEREST" shall mean, for a Party, the percentage interest represented by the number of Securities then held by such Party (assuming that such Party has not Transferred any Securities) divided by the number of then outstanding Fully Diluted Securities.

                  1.20     "[*]" is defined in Section 21(a).

                  1.21     "DIRECTOR" means a member of the Board.

                  1.22 "EFFECTIVE DATE" means the Closing Date (as defined in the Stock Purchase Agreement).

                  1.23 "FULLY DILUTED SECURITIES" means the number of Securities outstanding on a fully diluted basis after (i) giving effect to the exchange, exercise and conversion of all outstanding exchangeable, exercisable and convertible Securities and (ii) including all shares of Common Stock reserved and available for the grant of options and or stock purchase rights to employees, officers, directors and consultants of the Company that are not subject to outstanding options.

                  1.24     "INVESTOR" means each [*] and each [*].

                  1.25     "IPO" is defined in Section 18(a).

                  1.26 "KEY OFFICERS" means those Company officers who are in management positions reporting directly to the Chief Executive Officer.

                  1.27 "LICENSE AGREEMENT" means the License Agreement entered into between Ariba and the Company in the form [*], as amended from time to time.

                  1.28     "[*]" is defined in Section 15(a).

                  1.29     "LITIGATION COMMITTEE" is defined in Section 20.

                  1.30     "MEETING NOTICE" is defined in Section 4(c).

                  1.31 "MODIFICATION EVENT" means the occurrence of the events specified in Section 21(c).

                  1.32     "NOTICE" is defined in Section 18(b).

                  1.33     "[*]" is defined in Section 16(a).

                  1.34     "OFFERED SECURITIES" is defined in Section 18(b).


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                  1.35 "PARTY" and "PARTIES" are defined in the preamble of this Agreement.

                  1.36     "PERCENTAGE INTEREST" is defined in Section 15(b).

                  1.37     "PERFORMANCE CRITERIA" is defined in Section 21(d).

                  1.38 "PERSON" means a natural individual, partnership, firm, corporation, or other entity or form of business association.

                  1.39     "RELATED PARTY TRANSACTION" is defined in Exhibit
4(d).

                  1.40 "REPRESENTATIVE DIRECTOR" means a representative director of the Company with the powers and duties specified for a representative director of a corporation in the Commercial Code or the Articles.

                  1.41 "[*]" is defined in Section 7.1 of the Stock Purchase Agreement.

                  1.42     "SCHEDULE" is defined in Section 15(a).

                  1.43 "SECURITIES" means all outstanding shares of Common Stock and any other equity securities of the Company or instruments exercisable or exchangeable for or convertible into Common Stock or other equity securities of the Company.

                  1.44 "SOFTBANK" is defined in the preambles of this Agreement.

                  1.45 "SOFTBANK COMPANY INTEREST" means the sum of the Company Interests of SOFTBANK and SOFTBANK Parent.

                  1.46 "SOFTBANK INVESTOR" means SOFTBANK, SOFTBANK Parent and each Person that is an Affiliate of SOFTBANK Parent to whom Securities acquired by SOFTBANK and SOFTBANK Parent on the Effective Date pursuant to the Stock Purchase Agreement and subsequently acquired by SOFTBANK and SOFTBANK Parent pursuant to Section 11 or 18 of this Agreement have been Transferred pursuant to this Agreement.

                  1.47 "SOFTBANK PARENT" is defined in the preambles of this Agreement.

                  1.48 "SPECIAL EXCEPTIONS LAW" means the law pertaining to special exceptions to the Commercial Code concerning auditors of companies (Kabushiki Kaisha).

                  1.49 "STATUTORY AUDITOR" means a statutory auditor (Kansa-yaku) of the Company with powers and duties as specified in the Commercial Code.

                  1.50 "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement dated as of October 19, 2000 among the Company, Ariba, SOFTBANK Parent and SOFTBANK.


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                  1.51     "SUBJECT AFFILIATE" is defined in Section 15(a).

                  1.52     "TERM" is defined in Section 24.1.

                  1.53 "TRANSACTION AGREEMENTS" is defined in the Stock Purchase Agreement.

                  1.54     "TRANSFER" is defined in Section 13(a).

         2. THE COMPANY. The Parties hereby acknowledge that the purpose of the Company shall be to establish and develop the Business.

         3. OPERATION OF THE COMPANY. Each Party agrees to take all actions necessary to ensure that the Company shall be operated in accordance with the terms of this Agreement and the other Transaction Agreements, including, without limitation, to vote all Securities held by it (and to cause all Securities held by any of its Affiliates and permitted transferees under Section 13 to be voted) to effect the terms hereof.

         4.       BOARD.

                           (a)      BOARD OF DIRECTORS. The Company will be
managed by the Board in accordance with the terms of this Agreement and applicable law. The Board shall consist of [*] Directors, [*] of whom shall be nominated by [*] and [*] of whom shall be nominated by [*]. One of the Directors nominated by [*] shall be the [*]. If the [*] at any time decreases to less than [*], the Parties shall upon written notice from [*] cause the Board constituency to be adjusted so that only [*] nominated by [*] within thirty (30) days of such written notice. If the [*] at any time decreases to less than [*], the Parties shall upon written notice from [*] cause the Board constituency to be adjusted so that [*] nominated by [*], within thirty (30) Business Days of such written notice, unless the [*] shall continue to hold at least [*] of the Securities acquired by the [*] pursuant to the Stock Purchase Agreement and pursuant to Sections 11 and 18 of this Agreement.

                           (b)      REMOVAL; REAPPOINTMENT OF DIRECTORS. Any
Director may be removed for cause in accordance with applicable law. In addition, each Party having the right to appoint a Director pursuant to this
Section 4 shall also have the right, in its sole discretion, to remove such Director at any time by a written notice to the Company and the other Party, in which event the Party which nominated the Director in question shall cause such Director to deliver a written resignation to the Company. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Party that nominated or has the right to nominate the Director in question, subject to obtaining the approval of a majority of the remaining Directors.

                           (c)      BOARD MEETINGS. Each Director shall have
the authority to convene Board meetings, including the authority to specify the time and place of such meetings (with video conference or any other legally permitted means of meeting under the Commercial Code to be permitted at the request of any Director); PROVIDED, HOWEVER, that (i) the Board shall


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

meet at least once during each calendar quarter and (ii) written notice of each Board meeting (a "MEETING NOTICE") shall be given not less than ten (10) Business Days in advance of the meeting date (which ten (10) Business Day period may be shortened if each Director either (A) grants a written waiver of notice of such meeting or (B) actually attends such meeting, without objection). All Meeting Notices shall include a proposed agenda listing the items to be discussed at such Board meeting. Board meetings shall be conducted in the English language (with Japanese interpretation) and minutes of such meetings shall be prepared by the Company in English and Japanese and distributed to each Director promptly following a meeting. In the event of conflict or controversy between versions, the English version of the minutes shall control. Proposals or reports brought before any Board or shareholders' meeting for information or action (including without limitation the Company's annual and semi-annual financial statements) shall be prepared in English and Japanese. In the event of conflict or controversy, the English version thereof shall control. Any and all reasonable travel costs (including without limitation business class air travel) and expenses incurred for purposes of attendance by a Party's Directors at Board meetings held outside the country where the Party's corporate headquarters is located shall be reimbursed by the Company.

                           (d)      BOARD QUORUM, RESOLUTIONS. A quorum shall
be deemed to exist for purposes of Board actions so long as at least four (4) Directors are present, including one (1) Director appointed by SOFTBANK and one (1) Director appointed by Ariba. If no Director nominated by SOFTBANK or no Director nominated by Ariba attends a duly noticed Board meeting, such meeting shall be immediately adjourned and rescheduled, and written notice of such rescheduled meeting shall be delivered to the Directors not less than five (5) Business Days in advance of the rescheduled meeting. If the number of Directors who attend such rescheduled meeting is not sufficient to constitute a quorum under the first sentence of this Section 4(d), a quorum shall be deemed to exist for purposes of the rescheduled meeting notwithstanding such non-attending Directors' absence so long as there is a sufficient number of directors present to constitute a valid quorum pursuant to the Commercial Code. Any action, determination or resolution of the Board shall require the affirmative vote of a majority of Directors present at a meeting at which a valid quorum pursuant to this Section 4(d) is present. Notwithstanding the foregoing, the matters set forth on [*] shall additionally require the affirmative vote of at least [*] appointed by [*] or [*], provided that at the time such vote is sought the [*] hold at least [*] of the Securities acquired by the [*] pursuant to the Stock Purchase Agreement and pursuant to Sections 11 and 18 of this Agreement.

         5. REPRESENTATIVE DIRECTOR; KEY OFFICERS. [*] shall designate [*] Representative Directors of the Company in accordance with the Commercial Code, one of whom shall be the [*]. [*] shall have the right to approve the [*] and the [*] in its sole discretion upon prior consultation with [*]. [*] shall also have the right, exercisable in its sole discretion upon prior consultation with [*], (i) to remove and replace the [*] or any [*] at any time and (ii) to appoint a successor [*] or [*] in the event a vacancy arises for any reason, in each case effective upon the delivery of written notice to the [*] or the [*] and the other Parties. Each Party agrees to cause the Directors nominated by it to take appropriate action by the Board to effect any such removal, replacement or appointment.

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

         6. STATUTORY AUDITORS. The Company shall have three (3) Statutory Auditors whom shall be nominated by Ariba. A Statutory Auditor may be removed for cause in accordance with applicable law. Ariba shall also have the right, exercisable in its sole discretion, to remove and replace a Statutory Auditor at any time, effective upon the delivery of written notice to the Statutory Auditor to be removed and the other Parties. Ariba shall also further have the right to appoint a successor Statutory Auditor in the event a vacancy arises for any reason.

         7. SHAREHOLDERS' MEETINGS. Shareholders of the Company shall receive notice of each shareholders' meeting at least ten (10) Business Days before the scheduled date of such meeting. The Company shall have at least one shareholders' meeting each calendar year. Such meeting will take place at such time and place as is determined by the Board. Meetings shall be conducted in the English language (with Japanese translation to the extent requested by SOFTBANK paid for by the Company), and minutes of such meetings shall be prepared by the Company in English and Japanese. In the event of conflict or controversy, the English version of the minutes shall control.

         8. FINANCIAL STATEMENTS AND ACCOUNTING RECORDS. Financial statements for the Company, including without limitation a balance sheet, income statement, statement of cash flows and statement of shareholders' equity, shall be submitted by the Company to each of the other Parties (i) within sixty (60) days after the end of each fiscal quarter for such quarter, and (ii) within ninety (90) days after the end of each fiscal year for such year. Each of the annual financial statements shall be audited and certified by an internationally recognized accounting firm (which will act as an independent auditor under the Special Exceptions Law) retained by the Company. All financial statements shall be (i) prepared in accordance with generally accepted accounting principles in Japan and (ii) in reasonable detail and shall contain such financial data as Ariba, SOFTBANK Parent and SOFTBANK reasonably request in order to keep each of them advised of the Company's financial status (although quarterly statements need not include footnotes and may be subject to year-end adjustments).

         9. RIGHT OF INSPECTION. During office hours of the Company, and upon reasonable notice to the Company, each of SOFTBANK, SOFTBANK Parent and Ariba shall have full access to all properties, books of account, and records of the Company, and each such Party shall have the right to make copies from such books and records at its own expense. Any information obtained by SOFTBANK, SOFTBANK Parent or Ariba through exercise of rights granted under this Section 9 shall, to the extent constituting Confidential Information under Section 7.2 of the Stock Purchase Agreement, be subject to the confidentiality provisions set forth in such Section 7.2.

         10.      SOFTBANK RIGHTS. [*]


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

         11. COMPANY INTERESTS. The Parties agree to implement the Company's capital structure and the terms of this Agreement so that at all times during the term hereof, [*].

         12. ANNUAL BUSINESS PLAN. The Company's management shall discuss its proposed Annual Business Plan with SOFTBANK before submitting such Annual Business Plan to the Board for approval.

         13.      TRANSFER RESTRICTIONS.

                           (a)      Neither SOFTBANK Parent nor SOFTBANK
shall, except as otherwise specifically provided in this Agreement, sell, transfer, assign, hypothecate or in any way alienate ("TRANSFER") any of its Securities.

                           (b)      Notwithstanding Section 13(a), SOFTBANK
Parent and SOFTBANK may Transfer all or any portion of its Securities (i) to any [*] or [*] of such Party or (ii) after the closing of [*], to any Person upon the completion of such Party's compliance with the restrictions imposed by Section 14 of this Agreement; PROVIDED


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

that the following conditions shall be satisfied in the case of a Transfer pursuant to clause (i) above of this Section 13(b):

                                    A.       (x) in the case of a Transfer to
an [*], such Party covenants that such [*] shall remain an [*] of such Party so long as the transfer restrictions set forth in this Section 13 are in effect and the [*] owns the Transferred shares; and (y) in the case of a Transfer to an [*], such [*] covenants that it shall remain an [*] of such Party so long as the transfer restrictions set forth in this Section 13 are in effect and the [*] owns the Transferred shares; and

                                    B.       such Party, or, in the case of a
Transfer to an [*] or an [*], such [*] or [*] represents and covenants that the shares transferred to the transferee are not, and will not be, subject to any lien or other security interest, whether direct or indirect, unless such lien or security interest is consented to by the Company.

                           (c)      Notwithstanding the provisions of this
Section 13, neither SOFTBANK Parent nor SOFTBANK may Transfer any of its Securities until [*].

                           (d)      In the case of any Transfer permitted
under Section 13(b)(i), SOFTBANK Parent or SOFTBANK, as the case may be, shall deliver to the Company and Ariba (i) at least ten (10) Business Days prior to such Transfer, a written notice stating its intention to Transfer the Securities to be Transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Securities to be Transferred, and the price and other material terms and conditions of the Transfer, (ii) except as otherwise specifically provided herein, on or prior to the effective date of the Transfer and in a form reasonably acceptable to the Company and its counsel, the transferee's written acknowledgement of and agreement to be bound by, and to vote the Transferred Securities at all times in accordance with, the terms of this Agreement and any other Transaction Agreement, and (iii) if reasonably requested by the Company, an opinion of counsel, reasonably satisfactory to the Company that such Transfer will not require registration of such shares under any applicable securities laws.

                           (e)      [*] shall not, except as otherwise
specifically provided in this Agreement, Transfer any of its Securities.

                           (f)      Notwithstanding Section 13(e), [*] may
Transfer all or any portion of its Securities (i) to any Person, PROVIDED that [*] and its Affiliates continue to own at least [*] of the Securities owned by [*] at the close of business on the Effective Date and subsequently acquired by [*] pursuant to Sections 11 and 18 of this Agreement, or (ii) after the closing of [*], to any Person upon the completion of such Party's compliance with the restrictions imposed by Section 14 of this Agreement.

                           (g)      In the case of any Transfer permitted
under Section 13(f)(i), [*] shall deliver to [*] (i) at least ten (10) business days prior to such Transfer, a written notice stating its intention to Transfer the Securities to be Transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Securities to be

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

Transferred, and the price and other material terms and conditions of the Transfer, (ii) except as otherwise specifically provided herein, on or prior to the effective date of the Transfer and in a form reasonably acceptable to the Company and its counsel, the transferee's written acknowledgement of and agreement to be bound by, and to vote the Transferred Securities at all times in accordance with, the terms of this Agreement and any other Transaction Agreement and (iii) if reasonably requested by the Company, an opinion of counsel, reasonably satisfactory to the Company that such Transfer will not require registration of such shares under any applicable securities laws.

         14.      "MARKET STAND-OFF" AGREEMENT. Each of Ariba, SOFTBANK
Parent and SOFTBANK hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company's IPO and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise Transfer, directly or indirectly, any Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Securities, in cash or otherwise. The underwriters in connection with the Company's initial public offering are intended third party beneficiaries of this Section 14 and shall have the right, power and authority to enforce the provisions hereof as though they were a Party hereto.

         Notwithstanding the foregoing provisions of this Section 14, the obligations of Ariba, SOFTBANK Parent and SOFTBANK under this Section 14 shall not be more restrictive than the least restrictive "market standoff" obligations to which any of the Company's executive officers, directors or 10% or greater shareholders are subject. In order to enforce the foregoing covenant, the Company may to the extent permitted by applicable law impose stop-transfer instructions with respect to the Shares owned by the Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         15.      EXCLUSIVITY.

                           (a)      During the term of this Agreement, [*]
agrees that it will not, and will not permit any Affiliate in which [*] directly or indirectly holds a fifty percent (50%) or greater ownership interest (a "Subject Affiliate"), to do any of the following:

                                    (i)      [*]


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                                    (ii)     [*]

                                    (iii)    [*]

                                    (iv)     [*]

                           (b)      [*]

                           (c)      For purposes of this SECTION 15, [*]
shall not be deemed an investment fund or investment vehicle or a Subject Affiliate.

                           (d)      This SECTION 15 shall terminate at such
time as [*].

         16.      CO-SALE RIGHTS.

                           (a)      If any [*] desires to Transfer any of its
Securities (the "Offered Co-Sale Securities") to any Person (other than [*]) and

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

such Offered Co-Sale Securities, together with any Securities previously Transferred by [*] to Persons (other than [*]) represent [*] or more of the outstanding Fully Diluted Securities measured at the time of such Transfer, the [*] (each, a "CO-SALE SHAREHOLDER") shall have the right and option to include a pro rata portion of the Securities to be sold in the proposed sale at the same price per share and on the same other terms and conditions that apply to [*] in the proposed sale. Each Co-Sale Shareholder's pro rata portion shall be equal to the product of (i) the outstanding Securities owned by such Co-Sale Shareholder divided by the outstanding Securities owned by [*] and all Co-Sale Shareholders who duly elect to sell Securities in the transaction, multiplied by (ii) the total number of Securities proposed to be sold in the transaction. The number of Offered Co-Sale Securities to be sold by [*] in the transaction shall be reduced to the extent that Co-Sale Shareholders elect to participate in the transaction.

                           (b)      [*] shall give notice to each Co-Sale
Shareholder of the proposed sale. Such notice shall contain the proposed sales price per share and the other material terms and conditions on which [*] desires to sell the Offered Co-Sale Securities. Each Co-Sale Shareholder may exercise its right to participate in the sale pursuant to this Section 16 by giving notice to [*] and each other Co-Sale Shareholder within fifteen (15) days after receipt of such notice from [*]. If on any proposed sale, [*] shall be provided a proposed sale notice and the opportunity to exercise their co-sale rights hereunder subject to paying the entire remaining portion of the [*] prior to the closing of the proposed sale.

         17. ADDITIONAL CAPITAL. If the Company seeks to raise additional capital primarily for financing rather than strategic purposes, the Company shall [*] provided that [*] shall be determined by the Board in its sole good faith discretion.

         18.      RIGHT OF FIRST OFFER.

                           (a)      Subject to the terms and conditions
specified in this Section 18, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Securities. Each time the Company proposes to offer any Securities, the Company shall first make an offering of the Securities to the Investors in accordance with the following provisions.

                           (b)      The Company shall deliver a notice in
accordance with Section 26.2 ("Notice") to each Investor stating (i) its bona fide intention to offer the Securities, (ii) the number of Securities to be offered (the "Offered Securities"), and (iii) the price and terms upon which it proposes to offer the Offered Securities.

                           (c)      By written notification received by the
Company, within twenty (20) calendar days after receipt of the Notice, the Investor may elect to purchase or


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

obtain, at the price and on the terms specified in the Notice, up to that portion of the Offered Securities that equals the proportion that the number of shares of Securities issued and held by the Investor, after giving effect to the exchange, exercise and conversion of all Securities held by Investor that are exchangeable and exercisable for and convertible into Securities, bears to the total number of shares of Securities then outstanding, after giving effect to the exchange, exercise and conversion of all securities then outstanding that are exchangeable and exercisable for and convertible into Securities.

                           (d)      Notwithstanding Section 18(c), [*].

                           (e)      If all Offered Securities that Investors
are entitled to obtain pursuant to Sections 18(c) and (d) are not elected to be obtained as provided in Sections 18(c) and (d) hereof, the Company may, during the one hundred twenty (120) day period following the expiration of the period provided in subsection 18(c) hereof, offer the remaining unsubscribed portion of such Offered Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Offered Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered Securities shall not be offered unless first reoffered to the Investor in accordance herewith.

                           (f)      The right of first offer in this Section
18 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services; (ii) the issuance of Securities pursuant to a bona fide public offering of shares of Common Stock, (iii) the issuance of Securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (iv) the issuance of stock, warrants or other Securities or rights not primarily for equity financing purposes to persons or entities with which the Company has business relationships or will have a strategic business relationship following such issuance, (vi) [*]. The right of first offer in Section 18(c) [*] shall terminate upon the closing of the IPO.


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

         19.      IPO COMMITMENT.

                           (a)      The Parties intend that, on or prior to
the [*] anniversary of the Effective Date, the Company will seek to conduct an initial public offering of shares of its Common Stock ("IPO"), subject to prevailing market conditions and the condition and performance of the Company.

                           (b)      [*]

                           (c)      Each shareholder agrees to enter into a
customary market standoff agreement with the underwriter(s) in the IPO with substantially the same terms and conditions as set forth in Section 14.

         20. CERTAIN BREACHES. If [*] alleges in writing to the Company, after consultation with its outside counsel, that it is probable that [*] has breached any contract between [*], on the one hand, and the Company or any of its controlled Affiliates, on the other hand, the Board shall at the request of [*] form a committee of the Board (the "Litigation Committee") consisting of [*]. The Committee shall have the sole and exclusive authority to (i) determine whether to assert on behalf of the Company that [*] has breached any such contract and (ii) if any such assertion is made, to control the resolution of any such dispute, but only if such dispute is resolved through the dispute resolution process set forth in Section 26.1 hereof as if applicable to disputes referred to in this Section 20. [*] agrees, upon behalf of itself and [*] and the Company agrees on behalf of itself and its controlled Affiliates to submit any such dispute to the dispute resolution process set forth in Section 26.1 hereof.

         21.      MODIFICATION OF TRANSACTION AGREEMENTS.

                           (a)      [*]


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                           (b)      [*]

                           (c)      [*]

                           (d)      [*]

         22. REPRESENTATIONS AND WARRANTIES OF SOFTBANK AND SOFTBANK PARENT. Each of SOFTBANK and SOFTBANK Parent hereby represents and warrants to Ariba and the Company that, as of the Effective Date, the following statements are and shall be true and correct:

                           (a)      ORGANIZATION. Each of SOFTBANK and
SOFTBANK Parent is a corporation duly organized and validly existing under the laws of Japan, and has the


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

corporate power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is a party.

                           (b)      PERMITS; APPROVALS. Each of SOFTBANK and
' SOFTBANK Parent holds all licenses, permits, certifications and other authorizations, the absence of which would have a material adverse effect on its financial condition or business, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to each such Party's knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

                           (c)      AUTHORIZATION. All corporate action on
the part of each of SOFTBANK and SOFTBANK Parent necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and the other Transaction Agreements to which it is a party when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of each such Party.

                           (d)      GOVERNMENT AND OTHER CONSENTS. No
consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body or authority, or any other Person, is required in connection with the execution, delivery and performance by each of SOFTBANK and SOFTBANK Parent of this Agreement and the other Transaction Agreements to which it is a party, or if any such consent is required, each such Party has satisfied the applicable requirements.

                           (e)      EFFECT OF AGREEMENT. The execution,
delivery and performance of this Agreement and the other Transaction Agreements to which SOFTBANK or SOFTBANK Parent is a party will not (i) violate the Articles of Incorporation of such party or any provision of any law, statute, rule or regulation to which such party is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to such party, (iii) have any effect on the compliance of such party with any applicable licenses, permits or authorizations which would materially and adversely affect such party, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which such party is a party and which would materially and adversely affect such party or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of such party.

                           (f)      LITIGATION. There are no actions, suits
or proceedings pending or, to such party's knowledge, threatened, against such party before any court or governmental agency which question such party's right to enter into or perform its obligations under this Agreement or the other Transaction Agreements to which it is a party, or which question the validity of this Agreement or any of the other Transaction Agreements.

                           (g)      DISCLOSURE. No representation or warranty
by SOFTBANK or SOFTBANK Parent contained in this Agreement or in any other Transaction Agreements to which such party is a party, and no exhibit, writing or other instrument required to be furnished

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

by such party pursuant hereto or thereto contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements and information contained herein or therein not misleading.

         23. REPRESENTATIONS AND WARRANTIES OF ARIBA. Ariba hereby represents and warrants to SOFTBANK Parent and SOFTBANK that, as of the Effective Date, the following statements are true and correct:

                           (a)      ORGANIZATION. Ariba is a corporation duly
organized and validly existing under the laws of Delaware. Ariba has the corporate power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is a party.

                           (b)      PERMITS; APPROVALS. Ariba holds all
licenses, permits, certifications and other authorizations, including without limitation any such authorizations required under U.S. federal securities laws, the absence of which would have a material adverse effect on the financial condition or business of Ariba, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to Ariba's knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

                           (c)      AUTHORIZATION. All corporate action on
the part of Ariba necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement, the License Agreement and the other Transaction Agreements to which it is a party, when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of Ariba.

                           (d)      GOVERNMENT AND OTHER CONSENTS. Except as
disclosed in the Transaction Agreements, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body or authority, or any other Person, is required in connection with Ariba's execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party, or if any such consent is required, Ariba has satisfied any applicable requirements.

                           (e)      EFFECT OF AGREEMENT. Ariba's execution,
delivery and performance of this Agreement and the other Transaction Agreements to which it is a party will not (i) violate the Certificate of Incorporation of Ariba or any provision of any law, statue, rule or regulation to which it is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Ariba, (iii) have any effect on the compliance of Ariba with any applicable licenses, permits or authorizations which would materially and adversely affect Ariba, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which Ariba is a party and which would materially and adversely affect Ariba, or
(v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of Ariba.

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                           (f)      LITIGATION. There are no actions, suits
or proceedings pending or, to Ariba's knowledge, threatened, against Ariba before any court or governmental agency which question Ariba's right to enter into or perform this Agreement or other Transaction Agreements to which it is a party, or which question the validity of this Agreement or any of the other Transaction Agreements.

                           (g)      DISCLOSURE. No representation or warranty
by Ariba contained in this Agreement or any other Transaction Agreement to which it is a party, and no exhibit, writing or other instrument required to be furnished pursuant hereto contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements and information contained herein or therein not misleading.

         24.      EFFECTIVENESS, TERM AND TERMINATION.

                  24.1 TERM. This Agreement shall be effective as of the Effective Date and shall continue in effect until and unless terminated pursuant to Section 24.2.

                  24.2 TERMINATION. This Agreement may be terminated as follows:

                           (a)      Upon the Parties' mutual written agreement.

                           (b)      By either Ariba or the Company, effective
immediately upon written notice to the other Parties, if either SOFTBANK Parent or SOFTBANK breaches any material provision of this Agreement or of any of the other Transaction Agreements in any material respect and such breach continues for a period of thirty (30) days after the delivery of written notice of the default, describing the default in reasonable detail.

                           (c)      By either SOFTBANK Parent or SOFTBANK,
effective immediately upon written notice to the other Parties, if Ariba or the Company breaches any material provision of this Agreement or of any of the other Transaction Agreements in any material respect and such breach continues for a period of thirty (30) days after the delivery of written notice of the default, describing the default in reasonable detail.

                           (d)      By either SOFTBANK Parent or SOFTBANK,
effective immediately upon written notice to Ariba and the Company, in the event that either Ariba or the Company terminates or elects to terminates [*] in accordance with its terms.

                           (e)      Ariba, effective immediately upon written
notice to the other Parties in the event that either Ariba or the Company has elected to terminate [*] in accordance with its terms.

                           (f)      By either SOFTBANK Parent, SOFTBANK,
Ariba or the Company, effective immediately upon written notice to the other Parties, in the event that any other Party is dissolved, liquidated or declared bankrupt or a filing for voluntary or involuntary.

                           (g)      Notwithstanding the foregoing, the right
of SOFTBANK and SOFTBANK Parent to terminate this Agreement pursuant to
Section 24.2(c), as a result of a breach by the Company, or pursuant to
Section 24.2(d), as a result of a termination of [*],


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

shall exist only if [*] and only if no [*] is in effect.

                  24.3 CONTINUING LIABILITY. Notwithstanding the foregoing, Article 25 and Article 26 (except for Section 26.6, which shall not survive termination) shall survive a termination of the Agreement. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

         25.      INCIDENTAL AND CONSEQUENTIAL DAMAGES.

NO PARTY NOR ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTIES UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

EACH PARTY AGREES AND ACKNOWLEDGES THAT MONEY DAMAGES MAY NOT BE AN ADEQUATE REMEDY FOR ANY BREACH OF THE PROVISIONS OF THIS AGREEMENT AND THAT EACH PARTY MAY, IN ITS SOLE DISCRETION, APPLY FOR SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF IN ORDER TO ENFORCE OR PREVENT ANY VIOLATIONS OF THE PROVISIONS OF THIS AGREEMENT.

         26.      MISCELLANEOUS.

                  26.1 GOVERNING LAW; DISPUTE RESOLUTION. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of California. All disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by arbitration in San Francisco, California, using the English language in accordance with the Rules of Arbitration of the American Arbitration Association then in effect, by one or more arbitrators appointed in accordance with such Rules. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance to enforce such Party's rights hereunder pending final settlement by arbitration.


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                  26.2 NOTICES AND OTHER COMMUNICATIONS. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and in English and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) by delivery by confirmed facsimile or (iii) three (3) Business Days after being provided to an internationally recognized courier service with an expected delivery of no more than three (3) business days, in each case to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other Parties:

                                    (a)      If to SOFTBANK Parent

                                             [*]

                                             with a copy to:

                                             [*]

                                    (b)      If to SOFTBANK

                                             [*]

                                             with a copy to:

                                             [*]


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                                    (c)      If to the Company

                                             [*]

                                             with a copy to:

                                             [*]

                                    (d)      If to Ariba

                                             [*]

                                             with a copy to:

                                             [*]

                  26.3 LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

                  26.4 SEVERABILITY. If any provision in this Agreement shall be found or be held to be invalid or unenforceable (including, without limitation, as a result of objections by the Japanese Fair Trade Commission) then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties' intent in entering into this Agreement.


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                  26.5 REFERENCES; SUBJECT HEADINGS. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

                  26.6 FURTHER ASSURANCES. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

                  26.7 EXPENSES. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

                  26.8 NO WAIVER. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

                  26.9 ENTIRE AGREEMENT; AMENDMENTS. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the entire agreement between the Parties and supersede all previous agreements and understandings, except for the Ariba Non-Disclosure Agreement, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document in English which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

                  26.10 ASSIGNMENT. No Party shall assign this Agreement (or any right or obligation hereunder) without the other Parties' prior written consent, except that (i) [*] may assign this Agreement to a Person into which it has merged or which has otherwise succeeded to all or substantially all of [*] business or assets and (ii) [*] may assign this Agreement to a Person that is a wholly owned subsidiary of [*], respectively, or a Person who has succeeded to all or substantially all of the business or assets of [*], respectively. All assignees under this Section 26.10 must assume in writing or by operation of law, the assigning Party's obligations under this Agreement, provided, however, that the assigning Party shall remain liable for the assignee's performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                  26.11    NO AGENCY. The Parties are independent
contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party the agent of any other Party for any purpose or in any sense whatsoever.

                  26.12 NO BENEFICIARIES. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

                  26.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date hereof.

SOFTBANK CORP.


By:    /s/ MASAYOSHI SON
       --------------------------------------------

Title:
       --------------------------------------------


SOFTBANK E-COMMERCE CORP.



By:    /s/ KEN MIYAUCHI
       --------------------------------------------

Title:
       --------------------------------------------


ARIBA, INC.



By:    /s/ KEITH J. KRACH
       --------------------------------------------

Title: Chairman & CEO
       --------------------------------------------


NIHON ARIBA K.K.



By:    /s/ KEITH J. KRACH
       --------------------------------------------

Title: Chairman & CEO
       --------------------------------------------

* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                                  Exhibit 1.27

                                       [*]


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                                  Exhibit 4(d)

                                      [*]

[*]


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                                  Exhibit 21(b)

                                      [*]

[*]


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                                   SCHEDULE 15

                                       [*]


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.